CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (this “Agreement”) is made and entered into this day of [●], 2021 to be effective as of [●] (the “Effective Date”), between New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), and [●] (“Executive”).
The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to provide Executive with a further incentive to continue Executive’s employment, and to further motivate Executive to act in a dedicated and objective manner to maximize the value of the Company for the benefit of its stockholders.
Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Term of Agreement.
(a)The Term of this Agreement will commence on the Effective Date and end on the date immediately preceding the first anniversary of the Effective Date (the “Expiration Date”), unless further extended or sooner terminated as hereinafter provided. The “Term” shall mean the period from the Effective Date through the first to occur of the Expiration Date (unless the Term is extended in accordance herewith) or the date that Executive is no longer employed by the Company.
(b)The Company agrees to provide Executive with written notice, at least 60 days prior to the Expiration Date, of its determination not to extend the Term of this Agreement (a “Notice of Non-Renewal”). Failure by the Company to provide Executive with a Notice of Non-Renewal at least 60 days prior to the Expiration Date will result in the automatic extension of the Term (subject to earlier termination upon the date that Executive is no longer employed by the Company) for another one-year period after the Expiration Date, and the new Expiration Date will be the first anniversary of the previous Expiration Date for purposes of this Agreement.
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is, and will continue to be, on an at-will basis, meaning that either the Company or Executive may terminate Executive’s employment at any time and for any reason (or no reason at all). If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation from the Company or any of its affiliates following such termination, other than: (i) as provided by this Agreement, (ii) the payment of accrued but unpaid wages owed through the date of termination, (iii) those benefits to which Executive may be entitled in accordance with the Company’s established employee plans, and (iv) payment for any unreimbursed reimbursable expenses incurred prior to the date that Executive’s employment terminated (such payments and benefits referenced in parts (ii), (iii), and (iv) of this Section 2, the “Accrued Obligations”).
3.Severance Benefits.
(a)Termination without Cause or Resignation for Good Reason Following a Change in Control. If, during the Term: (x) the Company terminates Executive’s employment with the Company without Cause (and not as a result of Executive’s death or disability), or (y) Executive resigns from such employment for Good Reason, and such termination described in the foregoing clauses (x) or (y) occurs on or within twelve (12) months following a Change in Control (as defined in the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan, as amended from time to time, or any successor plan thereto (the “2017 Plan”)), then subject to Section 3(e) below:

(i)The Company shall pay to Executive an amount equal to the product of (x) one (1) and (y) the sum of Executive’s base salary in effect at the date of termination and the average annual cash incentive bonus earned by Executive during the two most recently completed fiscal years prior to the year in which the termination occurs; such payment to be made in a lump sum within sixty (60) days following the date of termination; and
(ii)The Company shall provide the COBRA Subsidy (as defined below in Section 3(b)).
(b)If Executive’s employment hereunder is terminated in circumstances in which Executive is eligible to receive the severance benefits described in Section 3(a) and the Executive complies with Section 3(e), then, if Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Subsidy”). Each payment of the COBRA Subsidy shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Executive shall be eligible to receive such reimbursement payments until the earliest of: (1) twelve (12) months following the Date of Termination (the “COBRA Expiration Date”); (2) the date Executive is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this Section 3(b) cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Executive without such adverse impact on the Company.
(c)Other Termination. If Executive’s employment with the Company is terminated by the Company or by Executive, as applicable, in circumstances other than as described in Section 3(a), Executive shall not receive any payments or benefits described in Section 3(a) and the Company’s only obligations upon or following the end of Executive’s employment shall be to provide Executive with the Accrued Obligations.
(d)Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in this Section 3, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of Accrued Obligations). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than the Accrued Obligations and, if payable pursuant to the terms of this Agreement, those benefits expressly set forth in Section 3 of this Agreement.

(e)Release of Claims. The obligations of the Company to make any payments or provide any benefits (including accelerated vesting of equity-based awards) to Executive required under Section 3(a) hereof shall be conditioned on Executive’s execution in the time provided by the Company to do so, and delivery to the Company (and non-revocation in any time provided by the Company to do so) by Executive, of a general release of claims in form and substance satisfactory to the Company, which general release of claims shall be provided to Executive no later than five (5) days following the applicable date of termination.
(f)Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below:
(i)“Cause” shall mean a determination by the Company in its sole discretion that Executive has: (A) engaged in gross negligence or willful misconduct in the performance of Executive’s duties with respect to the Company or an affiliate, (B) materially breached any material provision of any written agreement between Executive and the Company or an affiliate or corporate policy or code of conduct established by the Company or an affiliate and applicable to Executive; (C) willfully engaged in conduct that is materially injurious to the Company or an affiliate; or (D) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with, a felony involving fraud, dishonestly or moral turpitude (or a crime of similar import in a foreign jurisdiction).
(ii)“Good Reason” shall mean (A) a material diminution in the Executive’s base salary or (B) the relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from the location of Executive’s principal place of employment as of the Effective Date; provided that, in the case of the Executive’s assertion of Good Reason, (1) the condition described in the foregoing clauses must have arisen without Executive’s consent; (2) Executive must provide written notice to the Company of such condition in accordance with this Agreement within 45 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (4) the date of termination of Executive’s employment or other service relationship with the Company or an affiliate must occur within 90 days after such notice is received by the Company.

4.Confidentiality.
(a)Executive’s Acknowledgments. Executive acknowledges that (i)  Executive’s work for the Company and its subsidiaries has given and will continue to give Executive access to the confidential affairs and proprietary information of the Company and to trade secrets of the Company and its subsidiaries; and (ii) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 4.
(b)All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by Executive or made available to Executive during the term that Executive is or has been employed by the Company or any of its affiliates concerning the business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement), and both during and after the Term, Executive shall not use any such information, knowledge or data other than for the benefit of the Company or its affiliate. After termination of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The agreement made in this Section 4(b) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon Executive in respect of confidential information of the Company.
(c)Executive acknowledges and agrees that any breach by Executive of any of the provisions of Sections 4(b) (the “Restrictive Covenant”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Executive breaches, or threatens to commit a breach of the Restrictive Covenant, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenant specifically enforced (without posting bond and without the need to prove damages) by any court or arbitrator having jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenant. The Company has the right to cease making severance payments or otherwise providing severance benefits as set forth in Section 3(a) above in the event of a material breach of any element of the Restrictive Covenant that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.

(d)Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
5.Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any of its affiliates or to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.
6.Parachute Payments. If any amount payable to, or other benefit receivable by Executive pursuant to this Agreement or under other agreements, plans and agreements is deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments or benefits shall be reduced in accordance with, and to the extent required by, the provisions of the 2017 Plan.
7.Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive, at the address on file with the Company.
If to the Company:

New York Mortgage Trust, Inc.
90 Park Avenue, Floor 23
New York, NY 10016
Attention: Compensation Committee

with a copy to:

Vinson & Elkins L.L.P.
2200 Pennsylvania Avenue NW
Suite 500 West
Washington, DC 20037
Attention: Christopher Green, Esq.
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
8.Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.
(a)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(b)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.
(c)Disputes.
(i)Subject to Section 8(c)(ii) below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration conducted before a single arbitrator in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of arbitration shall be borne by the Company. The decision of the arbitrator shall be reasoned and rendered in writing.
(ii)Notwithstanding Section 8(c)(i), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions herein; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under Section 8(c)(i).
(iii)This Section 8 is subject to, and shall be governed by, the Federal Arbitration Act, 9 U.S.C. §1, et seq. By entering into this Agreement and entering into the arbitration provisions of this Section 8, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL. Nothing in this Section 8 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(d)Taxes. The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement.
(e)Section 409A. Notwithstanding anything to the contrary contained herein, this Agreement and the payments hereunder are intended to comply with Section 409A of the Code, including the Treasury Regulations and other guidance thereunder (collectively, “Section 409A”), or an exemption therefrom and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its affiliates make no representations that this Agreement or the payments hereunder are exempt from or compliant with Section 409A and in no event shall the Company or any affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
(f)Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement complements and is in addition to (and does not supersede or replace) any other obligation of Executive (whether arising by contract, common law, statute, or otherwise) with respect to confidentiality or non-disclosure, non-competition, or non-solicitation. Notwithstanding anything contained herein to the contrary, Executive shall continue to be employed on an at-will basis, and upon any termination of Executive’s employment by the Company or its successors or assigns or by Executive that occurs prior to the Effective Date, this Agreement shall be null and void ab initio and of no force or effect.
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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

NEW YORK MORTGAGE TRUST, INC.

By:
Name:
Title:

EXECUTIVE

Name:

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Change in Control Agreement